Exhibit 99.1

FOR IMMEDIATE RELEASE

At the Company
Becky Niiya	Jeff Goeser
Director, Corporate Communications	Managing Director, Investor Relations
(402) 574-6652	(402) 597-8464
rebecca.niiya@tdameritrade.com	jeffrey.goeser@tdameritrade.com

TD Ameritrade Reports Third Quarter Fiscal 2020 Results

GAAP Diluted EPS $1.05; Non-GAAP Diluted EPS $1.09(1)

Net New Client Assets of $33 Billion

Record Daily Average Revenue Trades of 3.4 Million

Key Milestones Reached, Schwab Deal on Track for Second Half of 2020

OMAHA, Neb., July 21, 2020 – TD Ameritrade Holding Corporation (Nasdaq: AMTD) has released results for the third quarter of fiscal 2020.

Financial results for the quarter ended June 30, 2020 include the following:(2)

•	Net new client assets of $33 billion, split 61 percent retail and 39 percent institutional, an annualized growth rate of 11 percent

•	Record gross new funded retail accounts of 661,000

•	Record daily average revenue trades, DARTs, of 3.4 million

•	Total client assets of $1.5 trillion

•	Net revenues of $1.6 billion

•	Pre-tax GAAP income of $753 million, or 47 percent of net revenues

•	$1.05 in GAAP earnings per diluted share, on net income of $569 million

•	$1.09 in Non-GAAP earnings per diluted share(1)

Steve Boyle, interim president and chief executive officer, commented, “Our results were exceptional. We’re very pleased with the growth in clients and assets which is indicative of the strength of our value proposition in an ‘all else equal’ marketplace. Earnings increased year-over-year despite the move to zero for most trades and zero interest rates. We again delivered double-digit net new client asset growth reflecting the appeal of our offerings to both retail and institutional clients. In the quarter, we launched thinkorswim Web with access to equity and derivative trading from any modern internet browser, fulfilling clients’ desire to access our award-winning trading technology with a fully synchronized experience on any device, wherever they may be. With one quarter still to go, we are approaching 2 million new funded accounts fiscal year-to-date, breaking our previous record of 1.3 million new funded accounts in fiscal year 2018. Retail continued its strong momentum as new and existing clients rewarded us with increased business and satisfaction scores. On the institutional side of the business, our new account pipeline slowed in the quarter as expected as the merger closing nears, while client retention remained strong along with net advocate and client experience scores.”

Boyle added, “Unprecedented trading volume continued in the third quarter averaging a record 3.4 million DARTs, more than four times last year’s level and up 62 percent from the prior quarter. Zero commissions and sustained volatility drove new and existing client engagement, leading to record trading levels. This quarter includes the top 15 trading volume days in our firm’s history with 10 of these days in June and a new all-time high of more than 5 million DARTs on June 11. Client engagement continues to accelerate this month, with margin balances increasing to $22.9 billion and trading remaining strong, averaging 3.8 million DARTs as of July 20. We also helped our clients execute four times the number of shares and more than double the number of options contracts versus a year ago. These remarkable accomplishments took all of our 10,000 employees working together to meet client needs amid record volumes. We are actively recruiting for more than 1,000 new full-time client services positions in response to sustained elevated levels of growth and client engagement.”

Boyle continued, “One of the things that makes our culture so special is our employees’ eagerness to give back to their communities and to express their support for causes that matter to them. It’s what drove our decision in the quarter to support charities addressing two very pressing issues: a massive health crisis and longstanding racial injustice. We were proud to donate $1 million to the CDC Foundation’s Combat Coronavirus Fund; $500,000 to Feeding America’s Covid-19 Response Fund; and $500,000 to the National Urban League. We were even prouder of how our employees stepped up when we announced we would double their usual 1:1 company match to the charities of their choice. In just two months, our 2:1 employee match campaign raised more than $1 million to be disbursed across more than 850 unique charities and causes.”

Boyle concluded, “During our June 4 virtual special meeting of shareholders, TD Ameritrade shareholders overwhelmingly approved the merger agreement with Schwab, with more than 99 percent of the votes cast being voted in favor of the proposal. The shareholder vote came on the heels of the June 3 announcement that the Antitrust Division of the United States Department of Justice (DOJ) had decided to close its investigation of the proposed merger. Integration planning is in full swing, and we still expect the transaction will close in the second half of this calendar year. We remain committed to delivering a strong finish to our fiscal year, taking care of our clients and employees, and ensuring a smooth transition to Schwab.”

Interim chief financial officer Jon Peterson commented, “We delivered strong results in the quarter driven by continued high client engagement and operating leverage. Options, futures and mobile DARTs were all at record levels. Ending Bank Deposit Account (BDA) balances were $152 billion, up 38 percent versus prior year, but relatively flat sequentially as increases from retail clients were essentially offset by decreases from institutional clients. As of July 20, BDA balances are holding steady at $154 billion. Asset-based revenue declined sequentially with the lower rate environment as expected. However, stock lending revenue was at record levels and margin revenue was aided by a recovery in balances and less pricing pressures than expected. Of note, we recorded a net $0.02 EPS benefit related to a $26 million mark-to-market benefit impacting other revenue, offset by $10 million of deal-related professional services expense.”

Peterson continued, “With three months to go in the fiscal year, we are generally trending favorably relative to our full year guidance metrics. Of note, NNA growth rates year-to-date are above the high end of the range and revenue is on-pace to be above the high end. Regarding expenses, we expect to be slightly higher than the range due to volume-related increases. The impact of the new employees in our service centers will depend on how quickly they can be onboarded. The expense impact of this additional headcount is expected to be $35 million to $45 million annually.”

Peterson concluded, “Year-to-date results have been impressive, and the management team is extremely proud of our employees during these unprecedented times. Our workforce remains engaged and productive working from home, supporting our clients through uncertainty and sustained market volatility.”

$0 commission applies to online U.S. exchange-listed stocks, ETFs, and option trades. $0.65 per options contract fee applies to options trades, with no exercise or assignment fees. A $6.95 commission applies to online trades of over-the-counter (OTC) stocks which includes stocks not listed on a U.S. exchange.

Capital Management

The company paid $168 million in cash dividends during its third fiscal quarter, or $0.31 per share.

The company has declared a $0.31 per share quarterly cash dividend, payable on August 21, 2020 to all holders of record of common stock as of August 7, 2020.

More information about TD Ameritrade’s upcoming corporate events is available via the company’s Calendar which is located on the “Investor Relations” page of www.amtd.com.

Interested parties should visit or subscribe to newsfeeds at www.amtd.com for the most up-to-date information on corporate financial reports, press releases, SEC filings and events. The company also communicates this information via Twitter, @TDAmeritradePR. Website links, corporate titles and telephone numbers provided in this release, although correct when published, may change in the future.

Source: TD Ameritrade Holding Corporation

About TD Ameritrade Holding Corporation

TD Ameritrade provides investing services and education to approximately 13 million client accounts totaling approximately $1.5 trillion in assets, and custodial services to more than 7,000 registered investment advisors. We are a leader in U.S. retail trading, executing more than 3 million daily average revenue trades per day for our clients, one-third of which come from mobile devices. We have a proud history of innovation, dating back to our start in 1975, and today our team of nearly 10,000-strong is committed to carrying it forward. Together, we are leveraging the latest in cutting edge technologies and one-on-one client care to transform lives, and investing, for the better. Learn more by visiting TD Ameritrade’s newsroom at www.amtd.com, or read our stories at Fresh Accounts.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) / SIPC (www.SIPC.org)

Safe Harbor

This press release contains forward-looking statements relating to the proposed merger, including timing of closing and integration, and stockholder and client benefits. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations. Important transaction-related factors that may cause such differences include, but are not limited to, failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all, including regulatory approvals; litigation challenging the merger; the risk that expected revenue, expense and other synergies from the transaction may not be fully realized or may take longer to realize than expected; the parties being unable to successfully implement their integration strategies; and disruptions to the parties’ businesses as a result of the announcement and pendency of the merger. Other important factors include general market conditions, including the level of interest rates, equity valuations and trading activity; the parties’ ability to attract and retain clients and registered investment advisors and grow those relationships and client assets; competitive pressures on pricing, including deposit rates; the parties’ ability to develop and launch new and enhanced products, services, and capabilities, as well as enhance their infrastructure, in a timely and successful manner; client use of the parties’ advisory solutions and other products and services; client sensitivity to rates; the level of client assets, including cash balances; capital and liquidity needs and management; the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities to contain the spread of the virus and the economic impact; regulatory guidance; litigation or regulatory matters; any adverse impact of financial reform legislation and related regulations; and other factors set forth in Schwab’s and TD Ameritrade’s definitive joint proxy statement/prospectus dated May 4, 2020, as supplemented, and Schwab’s and TD Ameritrade’s most recent reports on Form 10-K and Form 10-Q.

[1]	See attached reconciliation of non-GAAP financial measures.

[2]

For more information on how these metrics are calculated, please see the Glossary of Terms, by clicking on “Read Our Glossary” under the “Earnings” heading located in the “Investor Relations” section of www.amtd.com .

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) /SIPC (www.SIPC.org).

Advisory services are provided by TD Ameritrade Investment Management, LLC (“TD Ameritrade Investment Management”), a registered investment advisor. Brokerage services provided by TD Ameritrade, Inc. TD Ameritrade Investment Management provides discretionary advisory services for a fee. Risks applicable to any portfolio are those associated with its underlying securities. For more information, please see the Disclosure Brochure (Form ADV Part 2A) http://www.tdameritrade.com/forms/TDA4855.pdf

TD AMERITRADE HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

In millions, except per share amounts

(Unaudited)

	Quarter Ended			Nine Months Ended
	June 30, 2020	Mar. 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenues:
Asset-based revenues:
Bank deposit account fees	$391	$444	$421	$1,289	$1,280
Net interest revenue	303	332	383	994	1,120
Investment product fees	128	144	151	418	431

Total asset-based revenues	822	920	955	2,701	2,831
Transaction-based revenues:
Transaction fees and commissions	652	481	477	1,438	1,500
Other revenues	112	79	59	219	126

Net revenues	1,586	1,480	1,491	4,358	4,457

Operating expenses:
Employee compensation and benefits	366	377	325	1,073	982
Clearing and execution costs	88	75	59	212	161
Communications	38	38	39	114	119
Occupancy and equipment costs	64	65	67	195	199
Depreciation and amortization	43	43	38	127	109
Amortization of acquired intangible assets	29	30	31	90	93
Professional services	86	69	71	253	218
Advertising	59	87	80	227	213
Other	35	65	61	137	142

Total operating expenses	808	849	771	2,428	2,236

Operating income	778	631	720	1,930	2,221

Other expense (income):
Interest on borrowings	25	31	37	88	107
Gain on business-related divestiture	—	—	(60)	—	(60)
Other expense (income), net	—	1	—	(1)	(14)

Total other expense (income), net	25	32	(23)	87	33

Pre-tax income	753	599	743	1,843	2,188
Provision for income taxes	184	153	188	450	530

Net income	$569	$446	$555	$1,393	$1,658

Earnings per share - basic	$1.05	$0.82	$1.01	$2.57	$2.97
Earnings per share - diluted	$1.05	$0.82	$1.00	$2.57	$2.96

Weighted average shares outstanding - basic	541	541	552	541	558
Weighted average shares outstanding - diluted	543	543	554	543	560

Dividends declared per share	$0.31	$0.31	$0.30	$0.93	$0.90

TD AMERITRADE HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In millions

(Unaudited)

	June 30, 2020	Sept. 30, 2019
Assets:
Cash and cash equivalents	$2,577	$2,852
Segregated cash and investments	18,316	8,684
Broker/dealer receivables	1,732	2,439
Client receivables, net	22,100	20,618
Investments available-for-sale, at fair value	1,798	1,668
Goodwill and intangible assets	5,341	5,431
Other	2,530	2,094

Total assets	$54,394	$43,786

Liabilities and stockholders’ equity:

Liabilities:
Broker/dealer payables	$3,415	$3,308
Client payables	35,882	27,067
Long-term debt	3,736	3,594
Other	1,793	1,117

Total liabilities	44,826	35,086
Stockholders’ equity	9,568	8,700

Total liabilities and stockholders’ equity	$54,394	$43,786

TD AMERITRADE HOLDING CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Quarter Ended			Nine Months Ended
	June 30, 2020	Mar. 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Key Metrics:
Net new assets (in billions)	$32.8	$45.4	$19.5	$106.9	$71.0
Net new asset growth rate (annualized)	11%	13%	6%	11%	7%
Average client trades per day	3,395,970	2,101,804	824,600	2,175,729	870,744

Profitability Metrics:
Operating margin	49.1%	42.6%	48.3%	44.3%	49.8%
Pre-tax margin	47.5%	40.5%	49.8%	42.3%	49.1%
Return on average stockholders’ equity (annualized)	24.4%	19.9%	26.5%	20.6%	26.5%
Net profit margin	35.9%	30.1%	37.2%	32.0%	37.2%
EBITDA(1) as a percentage of net revenues	53.6%	47.5%	56.9%	49.3%	56.0%

Liquidity Metrics:
Interest on borrowings (in millions)	$25	$31	$37	$88	$107
Interest coverage ratio (EBITDA(1)/interest on borrowings)	34.0	22.7	22.9	24.4	23.3
Cash and cash equivalents (in billions)	$2.6	$3.7	$3.0	$2.6	$3.0
Liquid assets(1) (in billions)	$3.6	$3.7	$2.8	$3.6	$2.8

Transaction-Based Revenue Metrics:
Total trades (in millions)	213.9	130.3	51.9	409.0	162.0
Average commissions per trade	$1.46	$2.00	$6.92	$1.82	$7.01
Trading days	63.0	62.0	63.0	188.0	186.0
Order routing revenue (in millions)	$340	$220	$117	$695	$365

Spread-Based Asset Metrics:
Average bank deposit account balances (in billions)	$152.5	$126.3	$110.3	$131.5	$113.1
Average interest-earning assets (in billions)	45.4	36.8	32.6	39.3	31.2

Average spread-based balances (in billions)	$197.9	$163.1	$142.9	$170.8	$144.3

Bank deposit account fee revenue (in millions)	$391	$444	$421	$1,289	$1,280
Net interest revenue (in millions)	303	332	383	994	1,120

Spread-based revenue (in millions)	$694	$776	$804	$2,283	$2,400

Avg. annualized yield - bank deposit account fees	1.01%	1.39%	1.51%	1.29%	1.49%
Avg. annualized yield - interest-earning assets	2.65%	3.56%	4.65%	3.32%	4.73%
Net interest margin (NIM)	1.39%	1.88%	2.23%	1.76%	2.19%

(1)	See attached reconciliation of non-GAAP financial measures.

NOTE: See Glossary of Terms on the Company’s website at www.amtd.com for definitions of the above metrics.

TD AMERITRADE HOLDING CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Quarter Ended			Nine Months Ended
	June 30, 2020	Mar. 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Client Account and Client Asset Metrics:
Funded accounts (beginning of period)	12,671,000	12,109,000	11,763,000	11,971,000	11,514,000
Funded accounts (end of period)	13,292,000	12,671,000	11,876,000	13,292,000	11,876,000
Percentage change during period	5%	5%	1%	11%	3%

Client assets (beginning of period, in billions)	$1,231.8	$1,430.2	$1,297.1	$1,327.7	$1,297.5
Client assets (end of period, in billions)	$1,461.0	$1,231.8	$1,306.6	$1,461.0	$1,306.6
Percentage change during period	19%	(14%)	1%	10%	1%

Net Interest Revenue:
Segregated cash:
Average balance (in billions)	$19.2	$9.3	$5.7	$12.3	$4.8
Average annualized yield	0.25%	1.22%	2.37%	0.85%	2.25%

Interest revenue (in millions)	$12	$29	$34	$80	$82

Client margin balances:
Average balance (in billions)	$18.3	$20.4	$20.6	$19.7	$20.7
Average annualized yield	3.88%	4.18%	5.19%	4.15%	5.19%

Interest revenue (in millions)	$179	$216	$271	$623	$816

Securities borrowing/lending:
Average securities borrowing balance (in billions)	$0.9	$0.7	$1.3	$1.1	$0.9
Average securities lending balance (in billions)	$2.3	$2.5	$3.0	$2.5	$2.7

Net interest revenue - securities borrowing/lending (in millions)	$100	$67	$54	$243	$158

Other cash and interest-earning investments:
Average balance (in billions)	$7.0	$6.4	$5.0	$6.2	$4.8
Average annualized yield	0.75%	1.31%	2.03%	1.19%	1.97%

Interest revenue - net (in millions)	$13	$21	$26	$56	$71

Client credit balances:
Average balance (in billions)	$31.0	$23.9	$19.0	$25.2	$19.2
Average annualized cost	0.01%	0.02%	0.05%	0.04%	0.05%

Interest expense (in millions)	($1)	($1)	($2)	($8)	($7)

Average interest-earning assets (in billions)	$45.4	$36.8	$32.6	$39.3	$31.2
Average annualized yield	2.65%	3.56%	4.65%	3.32%	4.73%

Net interest revenue (in millions)	$303	$332	$383	$994	$1,120

Investment Product Fee Revenue:
Fee-based investment balances:
Average balance (in billions)	$164.8	$176.8	$290.6	$173.7	$275.9
Average annualized yield	0.31%	0.32%	0.21%	0.32%	0.21%

Investment product fee revenue (in millions)	$128	$144	$151	$418	$431

NOTE: See Glossary of Terms on the Company’s website at www.amtd.com for definitions of the above metrics.

TD AMERITRADE HOLDING CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Dollars in millions, except per share amounts

(Unaudited)

	Quarter Ended						Nine Months Ended
	June 30, 2020		Mar. 31, 2020		June 30, 2019		June 30, 2020		June 30, 2019
Non-GAAP Net Income and Non-GAAP Diluted EPS (1)	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS
Net income and diluted EPS - (GAAP)	$569	$1.05	$446	$0.82	$555	$1.00	$1,393	$2.57	$1,658	$2.96
Non-GAAP adjustments:
Amortization of acquired intangible assets	29	0.05	30	0.06	31	0.06	90	0.17	93	0.17
Income tax effect of above adjustments	(7)	(0.01)	(8)	(0.02)	(8)	(0.02)	(23)	(0.05)	(24)	(0.05)

Non-GAAP net income and non-GAAP diluted EPS	$591	$1.09	$468	$0.86	$578	$1.04	$1,460	$2.69	$1,727	$3.08

	Quarter Ended						Nine Months Ended
	June 30, 2020		Mar. 31, 2020		June 30, 2019		June 30, 2020		June 30, 2019
	$	% of Net Rev.	$	% of Net Rev.	$	% of Net Rev.	$	% of Net Rev.	$	% of Net Rev.
EBITDA (2)
Net income - (GAAP)	$569	35.9%	$446	30.1%	$555	37.2%	$1,393	32.0%	$1,658	37.2%
Add:
Depreciation and amortization	43	2.7%	43	2.9%	38	2.5%	127	2.9%	109	2.4%
Amortization of acquired intangible assets	29	1.8%	30	2.0%	31	2.1%	90	2.1%	93	2.1%
Interest on borrowings	25	1.6%	31	2.1%	37	2.5%	88	2.0%	107	2.4%
Provision for income taxes	184	11.6%	153	10.3%	188	12.6%	450	10.3%	530	11.9%

EBITDA - (non-GAAP)	$850	53.6%	$703	47.5%	$849	56.9%	$2,148	49.3%	$2,497	56.0%

	As of
	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Liquid Assets (3)
Cash and cash equivalents - (GAAP)	$2,577	$3,729	$2,551	$2,852	$2,953
Less: Non-corporate cash and cash equivalents	(1,857)	(2,019)	(2,257)	(2,478)	(2,004)

Corporate cash and cash equivalents	720	1,710	294	374	949
Corporate investments	1,798	574	1,636	1,668	1,129
Excess regulatory net capital over management targets	1,053	1,432	891	859	689

Liquid assets - (non-GAAP)	$3,571	$3,716	$2,821	$2,901	$2,767

Note: The term “GAAP” in the following explanation refers to generally accepted accounting principles in the United States.

(1)

Non-GAAP net income and non-GAAP diluted earnings per share (EPS) are non-GAAP financial measures as defined by SEC Regulation G. We define non-GAAP net income as net income adjusted to remove the after-tax effect of: (1) amortization of acquired intangible assets and (2) acquisition-related expenses associated with the Company’s business acquisitions. We consider non-GAAP net income and non-GAAP diluted EPS as important measures of our financial performance because they exclude certain items that may not be indicative of our core operating results and business outlook and may be useful in evaluating the operating performance of the business and facilitating a meaningful comparison of our results in the current period to those in prior and future periods. Amortization of acquired intangible assets is excluded because management does not believe it is indicative of our underlying business performance. Acquisition-related expenses are excluded as these costs are not representative of the costs of running the Company’s on-going business. Non-GAAP net income and non-GAAP diluted EPS should be considered in addition to, rather than as a substitute for, GAAP net income and GAAP diluted EPS.

(2)

EBITDA (earnings before interest, taxes, depreciation and amortization) is considered a non-GAAP financial measure as defined by SEC Regulation G. We consider EBITDA to be an important measure of our financial performance and of our ability to generate cash flows to service debt, fund capital expenditures and fund other corporate investing and financing activities. EBITDA is used as the denominator in the consolidated leverage ratio calculation for covenant purposes under our senior revolving credit facility. EBITDA eliminates the non-cash effect of tangible asset depreciation and amortization and intangible asset amortization. EBITDA should be considered in addition to, rather than as a substitute for, GAAP pre-tax income, net income and cash flows from operating activities.

(3)

Liquid assets is considered a non-GAAP financial measure as defined by SEC Regulation G. Liquid assets represents available capital, including any capital from our regulated subsidiaries in excess of established management operational targets. We include the excess capital of our regulated subsidiaries in the calculation of liquid assets, rather than simply including regulated subsidiaries’ cash and cash equivalents, because capital requirements may limit the amount of cash available for dividend from the regulated subsidiaries to the parent company. Excess capital, as defined below, is generally available for dividend from the regulated subsidiaries to the parent company. Liquid assets should be considered as a supplemental measure of liquidity, rather than as a substitute for GAAP cash and cash equivalents.

Liquid assets may be utilized for general corporate purposes and is defined as the sum of (1) corporate cash and cash equivalents, (2) corporate investments, less securities sold under agreements to repurchase and (3) our regulated subsidiaries’ net capital in excess of minimum operational targets established by management. Corporate cash and cash equivalents includes cash and cash equivalents from our investment advisory subsidiaries. Liquid assets is based on more conservative measures of net capital than regulatory requirements because we generally manage to higher levels of net capital at our regulated subsidiaries than the regulatory thresholds require.